Final – Execution CopyExhibit 10.2

SETTLEMENT AGREEMENT

THE UNDERSIGNED

1.

Merus N.V., a public limited liability company (in Dutch: naamloze vennootschap), incorporated under the laws of the Netherlands, having its statutory seat at Utrecht, the Netherlands, registered with the Dutch Trade Register with number 30189136 (the Company);

and

2.	Mr. Mark Throsby, born in Adelaide on 22 March 1967, residing Bredeweg 40-2 Amsterdam, 1098 BS (“Mr. Throsby”);

each a Party and together, collectively, the Parties.

WHEREAS

A.

Mr. Throsby entered into an Employment Agreement with the Company on 1 October 2008 (dated 19 July 2008), and an Additional Employment Agreement with the Company dated 10 March 2010 (collectively, the Employment Agreement).

B.

The Company has taken the initiative to come to a termination of the Employment Agreement. This initiative is not based on urgent grounds within the meaning of article 7:678 of the Dutch Civil Code (in Dutch: Burgerlijk Wetboek) (DCC).

C.	The Company and Mr. Throsby have agreed to the termination of the Employment Agreement by mutual consent (in Dutch: wederzijds goedvinden).

D.

In view of the above, the Parties have entered into discussions on the terms and conditions of an amicable settlement on the termination of the Employment Agreement as well as any other issues there may be and wish to lay down the settlement in this settlement agreement (this Agreement).

E.	Mr. Throsby has obtained legal advice from a lawyer on the content of this Agreement and the consequences thereof.
F.

By means of this Agreement - which is considered to be a settlement agreement within the meaning of article 7:900 et seq. of the Dutch Civil Code (the DCC) - the Parties wish to record and lay down what they exhaustively and comprehensively have established and agreed in respect of the termination of the Employment Agreement, with a view to end and prevent any uncertainty or dispute between them as to what applies between them by law, whereby the Parties waive any and all claims and agreements against each other, which might exist or might have existed.

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HAVE AGREED AS FOLLOWS

1.	Termination of Employment Agreement

The Employment Agreement shall terminate with mutual consent (in Dutch: eindigt met wederzijds goedvinden) with effect on July 31, 2020 (the Termination Date).

2.	Duties
2.1.

Mr. Throsby shall continue to perform his duties as directed by the Chief Executive Officer primarily in the effort to develop therapies for the COVID-19 pandemic and in evaluating, pursuing and promoting licensing and collaboration opportunities concerning the Company’s or third party company’s technology, preclinical and clinical assets to the best of his abilities in a loyal, diligent and professional manner until the Termination Date, or as otherwise instructed by the Company. In addition, Mr. Throsby shall be available to, if so requested, assist the Company concerning a proper handover of tasks and knowledge.

2.2.	Mr. Throsby resigns as Chief Scientific Officer and from any and all other functions he holds on behalf of the Company and its affiliated companies effective as of the Termination Date.

3.	Compensation

3.1.	Until the Termination Date, Mr. Throsby shall be paid his regular salary, including standard benefits.

3.2.

As a compensation for the termination of the Employment Agreement, including the termination of all functions Mr. Throsby holds on behalf of the Company and its affiliated companies, the Company shall pay Mr. Throsby an amount equal to EUR 269913.26 gross (“Severance Payment”) constituting a total amount of eight months’ severance and amortized bonus of four months based on the 2019 bonus award, and inclusive of holiday allowance.

3.3.

The compensation referred to in clause 3.2 shall be paid, under withholding of the required wage tax and social premiums (if any), one (1) month after the Termination Date, by wire transfer to the salary account of Mr. Throsby as known to the Company.

3.4.

The Company shall draw up a final statement of indebtedness (in Dutch: eindafrekening) in connection with the termination of the Employment Agreement. The final statement shall include Mr. Throsby's accrued pro rata holiday allowance and the balance of outstanding holidays at the Termination Date, which shall be paid out.

3.5.

Mr. Throsby acknowledges that the payments and benefits set forth in clause 3.2 of this Agreement represent settlement in full of all payments and benefits owed to Mr. Throsby by the Company in connection with the termination of Mr. Throsby’s employment with the

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Company and Mr. Throsby shall not be entitled to any additional notice period or continued payment of his base salary for whatever reason, including, but not limited to any possible entitlement to a transitional remuneration (in Dutch: transitievergoeding) as defined in article 7:673 of the Dutch Civil Code which is considered to be covered in the Severance Payment. Mr. Throsby shall receive no other wages, bonus, severance or any other payments or benefits from Merus following the Termination Date.

3.6.

Subject to Mr. Throsby’s continued compliance with the terms and conditions of this Agreement, including clause 5, Mr. Throsby’s unvested equity awards granted to him under the applicable equity-based long-term incentive plan of the Company (LTIP) will continue to vest under the LTIP until October 31, 2020 as if Mr. Throsby had continued in full time service with the Company through such date and will be further dealt with and settled according to the terms and conditions of the relevant applicable LTIP scheme. In no event shall Mr. Throsby be eligible to vest in any portion of the LTIP following
October 31, 2020. In addition, the post-termination exercise period of Mr. Throsby’s options to purchase common shares of the Company as set out in the relevant applicable LTIP will not commence until December 31, 2020, and shall expire on March 31, 2021.

3.7.

For the avoidance of doubt, the Parties acknowledge that Mr. Throsby shall not be entitled to any other benefits, compensation, incentive plans or other type of payments, than those explicitly mentioned and provided for in this Agreement. As of the Termination Date, Mr. Throsby is no longer entitled to and shall not receive any salary (including benefits) anymore.

4.	Insurances & pension
4.1.

At the Termination Date, all insurances and/or schemes in which Mr. Throsby participates under his Employment Agreement shall terminate and cease to be effective, with the exception of the run-off period of any applicable liability insurance taken out by the Company for the benefit of its officers.

4.2.	Mr. Throsby's pension will be settled in accordance with the rules of the pension scheme and pension legislation.
5.	Restrictive Covenants

5.1.

The applicable confidentiality clause as referred to in clause 12 of the Employment Agreement, the relationship clause as referred to in clause 13 of the Employment Agreement and the rights and obligations with respect to intellectual property as referred to in the Additional Employment Agreement including the penalty clauses stated therein will remain in full force, also after the Termination Date.

5.2.	Clause 14 (prohibition on secondary employment) of the Employment Agreement will remain in force until the Termination Date.

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5.3.

Mr. Throsby shall observe confidentiality with respect to all information, know-how and data relating to the Company and its affiliates that is confidential and shall not use any of such information, know-how and data.

5.4.	Mr. Throsby confirms that he has no intellectual property rights related to the business of the Company and its affiliates.

5.5.

In consideration for the portion of the consideration provided under this Agreement to which Mr. Throsby is not otherwise entitled, and in order to protect the value of any confidential information of the Company to which Mr. Throsby was provided access during his employment with the Company, Mr. Throsby agrees that, from the date hereof and during the 12 (twelve) month period following the Termination Date, Mr. Throsby will not, directly or indirectly, on Mr. Throsby's own behalf or for the benefit of any other individual or entity: (a) operate, conduct, engage in or own (except as the holder of not more than 1% of the outstanding stock of a publicly-held company), or prepare to operate, conduct, engage in or own any business or enterprise that develops, manufactures, markets, licenses, sells or otherwise provides, or is preparing to develop, manufacture, market, license, sell or otherwise provide any product or service that relates to bispecific, trispecific or other multispecific antibody therapeutics and competes with any product or service developed, manufactured, marketed, licensed, sold or otherwise provided, or planned to be developed, manufactured, marketed, licensed, sold or otherwise provided, by the Company or any of its subsidiaries while Mr. Throsby was providing services to the Company (the Competing Business) or (b) participate in, render services to, or assist any individual or entity that engages in a Competing Business in any capacity (whether as an employee, manager, consultant, Mr. Throsby, officer, contractor, or otherwise) (A) which involve the same or similar types of services Mr. Throsby performed for the Company at any time during the last two years of his services to or engagement with the Company or (B) in which Mr. Throsby could reasonably be expected to use or disclose proprietary information of the Company or any of its subsidiaries, in each case (a) and (b) limited to each city, county, state, territory and country in which (x) Mr. Throsby provided services or had a material presence or influence at any time during the last two years of Mr. Throsby's services to or engagement with the Company or (y) the Company or any of its subsidiaries is engaged in or has plans to engage in the Competing Business as of the date hereof.

5.6.

From the date hereof and during the 12 (twelve) month period following the Termination Date (the Nonsolicitation Restricted Period), Mr. Throsby will not, directly or indirectly, on Mr. Throsby's own behalf or for the benefit of any other individual or entity: (i) solicit, encourage, induce or attempt to induce or assist others to solicit, encourage, induce or attempt to induce any employees, consultants or independent contractors of the Company or any of its subsidiaries to terminate their employment or other engagement with the Company or any of its subsidiaries; (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company or any of its subsidiaries at any time during the term of Mr. Throsby's employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other

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engagement of any individual whose employment or other engagement with the Company or any of its subsidiaries has been terminated for a period of six months or longer; (iii) solicit, divert or take away, or attempt to divert or take away, the business of any customer or client of the Company or any of its subsidiaries (served by the Company or any of its subsidiaries during the 12-month period prior to the termination of Mr. Throsby's services to the Company); or (iv) cause or encourage any vendor or supplier to reduce or cease doing business with the Company or any of its subsidiaries. Without limiting the Company's ability to seek other remedies available in law or equity, if Mr. Throsby violates any of the provisions of this clause 5.6, the Nonsolicitation Restricted Period shall be extended by one day for each day that Mr. Throsby is in violation of such provisions, up to a maximum extension equal to the length of the Nonsolicitation Restricted Period, so as to give the Company the full benefit of the bargained-for length of forbearance.

5.7.

If any provision of clause under this clause 5 shall be determined to be unenforceable by any court of competent jurisdiction or arbitrator by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

6.	Communication; references
6.1.	In view of external statements to be made regarding Mr. Throsby's departure, the Company will issue a public statement regarding Mr. Throsby’s departure, within the content as laid down in Annex I.

6.2.

It is intended that any internal statements to be made by the Company regarding Mr. Throsby's departure will have materially the same contents as set forth in Annex I, except as otherwise required by applicable law or regulation.

6.3.

Mr. Throsby shall observe absolute confidentiality in respect of third parties regarding the contents of this Agreement, unless he is required to disclose information on the grounds of applicable statutory or regulatory provisions. In that case, Mr. Throsby shall consult the Company about such disclosure in advance.

6.4.

The Parties shall not make negative comments on each other and shall refrain from (co-operating with) any publication or communication made in the public domain with respect to each other; provided, that, the Company's obligations in this regard shall be limited to disparaging statements by officers and directors of the Company and nothing in this clause shall preclude the Company (including its officers and directors) and/or Mr. Throsby from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce the Company's or Mr. Throsby’s rights under this Agreement as applicable.

6.5.	Mr. S. Lundberg will act as contact person with regard to any references to be given about the

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person and performance of Mr. Throsby.

7.	Return company property; right to access records
7.1.

By no later than the Termination Date, Mr. Throsby shall return to the Company or a person to be designated by the Company, in clean and good condition all records and property belonging to the Company, including credit cards, access passes, emails, notes and (copies of) any data related to the business of the Company and/or any other group companies or affiliates, including any data on Mr. Throsby’s personal computer and/or other electronic devices used by and/or in the possession of Mr. Throsby.

7.2.	Mr. Throsby shall not keep any copies of such data as referred to in clause 7.1 of this Agreement, with the exception of documents related to the Employment Agreement.
8.	No issues

Mr. Throsby declares that he is not aware of any acts or circumstances that are unknown to the Company and its shareholders and could have a materially adverse effect on the Company and/or its affiliates or its business.

9.	Discharge

9.1.

Save for the rights and obligation that arise from this Agreement, the Parties grant each other full and final discharge (in Dutch: finale kwijting) with respect to the Employment Agreement as well as the termination thereof; provided, that, nothing in this Agreement is intended to waive or release Mr. Throsby’s continuing rights (to the extent existing as of the date of this Agreement) to indemnification in accordance with any applicable individual indemnity agreement as in effect on the date of this Agreement.

9.2.

The Parties recognise and confirm that save for the arrangements laid down in this Agreement, no other agreements, claims and/or arrangements exist anymore, at least that any such agreements, claims and/or arrangements will be waived and nullified by this Agreement, which means to regulate and cover all possible arrangements between the Parties, with a view to pursue a termination of the Employment Agreement exhaustively.

10.	Rescission

To the extent permitted by law, the Parties hereby waive their rights under articles 6:265 to 6:272 inclusive of the DCC to rescind (in Dutch: ontbinden), or demand in legal proceedings the rescission (in Dutch: ontbinding) of this Agreement on the grounds of breach (in Dutch: toerekenbare tekortkoming) or error (in Dutch: dwaling).

11.	Partial invalidity

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In the event that a clause of this Agreement is invalid, illegal, not binding, or unenforceable (either in whole or in part), the remainder of the Agreement shall continue to be effective to the extent that, in view of this Agreement's substance and purpose, such remainder is not inextricably related to and therefore in severable from the invalid, illegal, not binding or unenforceable provision. The Parties shall make every effort to reach agreement on a new respective clause which differs as little as possible from the invalid, illegal, not binding or unenforceable clause, taking into account the substance and purpose of this Agreement.

12.	Settlement agreement

This Agreement is considered to be a settlement agreement (in Dutch: vaststellingsovereen-komst) within the meaning of article 7:900 of the Dutch Civil Code.

13.	Legal costs
13.1.	The Company agrees to reimburse the legal costs incurred by Mr. Throsby in connection with entering into this Agreement up to a maximum of EUR 2,500 (net), including office costs and including VAT.
13.2.

Mr. Throsby should submit the invoice paid by him for legal assistance to the Company as an expense statement, before the Termination Date, after which the Company shall pay the amount stated to Mr. Throsby up to the maximum referred to in clause 13.1 by transferring it to Mr. Throsby's salary account as known to the Company.

14.	Entire Agreement

14.1.

This Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relative to said subject matter.

14.2.	This Agreement may only be amended in writing and such amendment signed by each of the Parties.

15.	Governing law and competent court

15.1.	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

15.2.	Any dispute in connection with this Agreement shall finally be settled before the competent court of Amsterdam, the Netherlands.

Pursuant to article 7:670b section 2 DCC Mr. Throsby has the right to rescind (in Dutch: ontbinden) this agreement without giving reasons (in Dutch: zonder opgaaf van redenen) by means of a written statement to that effect addressed to the Company, within 14 (fourteen) days after the date of this

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agreement.

This Agreement is dated April 16, 2020 and may be executed in any number of counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

Thus agreed,

on behalf of Merus N.V.

/s/ S A Lundberg
name:	S A Lundberg
title:	CEO

Mr. M. Throsby

/s/ M Throsby

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Annex I

On April 15, 2020, Mark Throsby resigned as the Executive Vice President and Chief Scientific Officer of Merus N.V. (the “Company”) to pursue other opportunities with an effective date of July 31, 2020. Mr. Throsby has agreed to remain with the Company during this transition period to facilitate a handover of tasks and knowledge.  Mr. Throsby has overseen research at the Company for eleven years, and has made significant contributions to establishing and growing the Company’s Biclonics® and TriclonicsTM platforms for the generation of multispecific antibodies, and to the research and development the Company’s pipeline of pre-clinical and clinical innovative therapeutic antibody candidates.  The Company is grateful for his work, both to date and as planned through the transition period. In connection with his departure, Mr. Throsby has entered into a Settlement Agreement with the Company, pursuant to which Mr. Throsby will be entitled to receive a severance payment equal to 8 months of his annual salary and amortized bonus. Further, subject to Mr. Throsby’s continued compliance with the terms and conditions of the Settlement Agreement Mr. Throsby’s unvested equity awards granted to him under the applicable equity-based long-term incentive plan of the Company will continue to vest until October 31, 2020 as if Mr. Throsby had continued in full time service with the Company through such date.